Exhibit 23.1

December 28, 2022

The Board of Directors

Galata Acquisition Corp.

2001 S Street NW, Suite 320

Washington, DC 20009

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 29, 2022, to the Board of Directors of Galata Acquisition Corp. (“Galata”) as Annex I to, and to the references to such opinion in, the proxy statement/prospectus of Galata, which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Galata (including any amendments or supplements, the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Scura Partners LLC
Scura Partners LLC